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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                    STATEMENT CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

Diercks                  Ardyth                   R.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

Gannett Co., Inc.                  1100 Wilson Boulevard
--------------------------------------------------------------------------------
                                    (Street)

Arlington                            Virginia                    22234
--------------------------------------------------------------------------------
   (City)                           (State)                       (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Gannett Co., Inc.   ("GCI")
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Statement for Month/Year


December, 1999
================================================================================
5. If Amendment, Date of Original (Month/Year)
================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


       Senior Vice President/Gannett Television
================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                          5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/10/99       M               2,955       A      $37.3750 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/10/99       S               2,955       D      $78.0159 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/10/99       M               1,850       A      $59.5000 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/10/99       S               1,850       D      $78.0159 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/10/99       M               600         A      $66.0000 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/10/99       S               600         D      $78.0159 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/10/99       M               3,355       A      $65.0000 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/10/99       S               3,355       D      $78.0159 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/13/99       M               1,400       A      $32.0000 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/13/99       S               1,400       D      $78.1250 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/13/99       M               750         A      $33.7500 See Below      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/13/99       S               750         D      $78.1250 0              D
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                          To 9/30/99                                                 446.0245       I         (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          To 11/30/99                                                772.908        I         (2)
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Stock Options       $37.3750 12/10/99 M               2,955  12/10/00 12/10/06 Common    2,955   0        2,955     D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Options       $59.5000 12/10/99 M               1,850  12/09/01 12/09/07 Common    1,850   0        3,700     D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Options       $66.0000 12/10/99 M               600    12/09/01 12/09/07 Common    600     0        600       D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Options       $65.0000 12/10/99 M               3,355  12/08/02 12/08/08 Common    3,355   0        10,065    D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Options       $32.0000 12/13/99 M               1,400  12/12/99 12/12/03 Common    1,400   0        0         D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Options       $33.7500 12/13/99 M               750    12/12/99 12/12/03 Common    750     0        0         D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Held by the trustee of the Company's 401(k) Plan, Boston Safe Deposit and Trust Company
(2) Held by the trustee of the Company's Deferred Compensation Plan, The Northern Trust Company.


/s/Ardyth R. Diercks                                             1/7/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


                                  Page 2 of 2


(122795DTI)